CORNERSTONE CAPITAL MANAGEMENT, INC.

CODE OF ETHICS
Revised effective January 13, 2011

As an investment adviser registered with the SEC, Cornerstone Capital Management, Inc. (which we refer to as “Cornerstone”) is required to establish, maintain and enforce a code of ethics under Rule 204A-1 of the Investment Advisers Act of 1940, as amended.  The purpose of this Code of Ethics is to:

•	set forth the standards of business conduct that are required of each supervised person of Cornerstone, in accordance with our fiduciary obligations to clients;

•	foster compliance with applicable federal securities laws; and

•	eliminate transactions suspected of being in conflict with the best interests of our clients.

This Code covers a broad range of business ethics and practices.  It does not cover every issue that may arise, or every law that must be complied with, but it sets out basic principles to guide all of our supervised persons in the conduct of our business.  Technical compliance with these policies and procedures alone will not be sufficient to insulate from scrutiny actions or behavior which show a pattern of abuse of a supervised person’s responsibilities.  All supervised persons are expected to abide by the spirit of the Code and the principles articulated herein and to seek to avoid even the appearance of improper behavior.  Compliance with the Code is a condition of employment and violation of its provisions may be cause for termination of employment.

Certain definitions are contained in the attached Exhibit A.

ARTICLE I
FIDUCIARY OBLIGATIONS

We are fiduciaries with respect to our clients.  That means that we have a responsibility to render professional, continuous and unbiased investment advice to our clients.  Fiduciaries owe their clients a duty of care, loyalty, honesty, good faith and fair dealing.  As a fiduciary, we must act at all times in the client’s best interests and must avoid or disclose conflicts of interest.  You should always place the interests of clients first and never take inappropriate advantage of your position of trust and responsibility.  It is the obligation of all supervised persons, including you, to uphold our fiduciary duty to clients.  These fundamental principles must at all times guide your service to Cornerstone and to our clients.

ARTICLE II
STANDARDS OF BUSINESS CONDUCT

In accordance with our fiduciary obligations, we require our supervised persons to adhere to the highest standards of business conduct.  Your integrity and good judgment enhance our business, build our reputation in the communities in which we operate and are the foundation of trust for our client relationships.

(1)           Compliance with Laws and Regulations.  The foundation of our ethical standards is compliance with the letter and spirit of the law.  All supervised persons must respect and obey all applicable federal and state securities laws and regulations.  In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•   Defrauds a Client in any manner;
•   Misleads a Client, including any statement that omits material facts;
•   Operates or would operate as a fraud or deceit on a Client;
•   Functions as a manipulative practice with respect to a Client; or
•   Functions as a manipulative practice with respect to securities.

As a registered investment adviser, we are required to adopt and implement written policies and procedures reasonably designed to prevent violation of the Investment Advisers Act of 1940, as amended, and its rules.  Reference is made to our Amended and Restated Supervisory Procedures and Compliance Manual (which we refer to as the “Compliance Manual”) for more detailed information.  You are required to read the Compliance Manual and comply with its policies and procedures in all respects.

(2)           Conflicts of Interest.  As a fiduciary, you have an affirmative duty of care, loyalty, honesty, good faith and fair dealing to act in the best interests of our clients.  Compliance with this duty requires trying to avoid conflicts of interest or at least fully disclosing all material facts concerning any conflict that does arise with respect to any client.  All supervised persons must strive to avoid the existence or appearance of a conflict of interest.  A conflict of interest may arise in a number of situations.

(a)         Personal Conflicts.  A conflict of interest exists when a person’s private interests interferes or appears to interfere with the interests of a client.  For example, your personal securities transactions raise conflicts and are specifically addressed in other sections of this Code.  You must conduct all personal securities transactions in a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.  Further, you have a duty to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with any of our clients (e.g., economic interest in a vendor providing services used by clients or an immediate family member who works for a brokerage firm that executes client trades).  Each employee is required to complete a written attestation of any known conflicts or control relationships periodically. If you have any questions about what constitutes a conflict of interest, or to report any material transaction or relationship that could reasonably be expected to create a conflict, contact the CCO.

(b)         Conflicts Among Client Interests.  A conflict of interest may also arise when Cornerstone or our supervised persons have a reason to favor the interests of one client over those of another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated and accounts in which supervised persons or close friends or relatives of supervised persons have personal investments).  This Code prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.  Reference is also made to our Compliance Manual for specific policies and procedures designed to address such conflicts (e.g., allocation of investment opportunities).

(c)         Other Conflicts.  Our Compliance Manual addresses other conflicts, including those relating to gifts and entertainment, charitable or other donations, outside events, and outside business activities.  Such conflicts are subject to periodic reporting and/or prior approval, all as set forth in the Compliance Manual.

(3)           Confidentiality.  Fiduciaries have a responsibility to keep all information entrusted to them by their clients in strict confidence, including the client’s identity, financial condition and security holdings.  The duty of confidentiality continues after termination of the client relationship.  Supervised persons generally may not disclose any confidential information about a client to any third party, except as authorized by the client, required by law or necessary to service the client’s account.  Reference is also made to our Privacy Protection Policy and Procedures, which govern the treatment of nonpublic personal information about consumers and is included as an exhibit to the Compliance Manual and to the Information Systems Use and Confidentiality Agreement.

(4)           Mutual Funds.  No supervised person shall directly or indirectly engage, or directly or indirectly enable, assist or permit any other person to engage, in Late Trading, Excessive or Abusive Trading or Market Timing with respect to shares of any registered open-end investment company (mutual fund), including all Reportable Funds.

(5)           False Information; Rumors.  As noted in Section (1) above, Cornerstone prohibits any activity which directly or indirectly functions as a manipulative practice with respect to securities.  This prohibition includes the intentional creation or spreading of false information or rumors intended to affect securities prices, or other potentially manipulative conduct.  If a supervised person has any questions about whether the supervised person is in possession of such false information and how to proceed, the supervised person is to consult with the CCO.

ARTICLE III
TRADING RULES FOR ACCESS PERSON ACCOUNTS

The following rules govern securities trading by all of our access persons.  In the event there is any uncertainty of the propriety of any trade being considered or any of these rules, you should consult with the CCO.

(1)           Pre-Approval of Transactions- General. Except as set forth below, every access person must receive the written approval (which may include electronic mail) of the CCO or his designee, before purchasing or selling any security (including any Reportable Fund) in which he or she will have any beneficial ownership.  Requests for approval are to use the form attached as Exhibit D.1  Such transactions by the CCO must receive the written approval of the Chief Executive Officer.  An access person who does not execute a transaction by the day following

1
In unusual circumstances, a written pre-approval request in the form of an e-mail may be provided to the CCO or his designee who will determine whether sufficient information has been provided to assess and respond to the request.  The CCO, in his sole discretion, may determine that more information is necessary or may grant or disapprove the request.  All such requests and responses shall be maintained consistent with the other requirements of this Code.

the date of request for prior approval must submit a new pre-approval form for reevaluation.  A summary of pre-approval requirements for various types of investments is set forth in Exhibit C.

a.         Exception 1.  Pre-approval is not required for transactions where no reporting is required, as described in Article IV(6).

b.         Exception 2.  Pre-approval is not required for transactions in a Reportable Fund made pursuant to an automatic investment plan.  “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan, a payroll deduction plan or employee retirement plan contributions that satisfy the foregoing definition.

c.         Exception 3.  Pre-approval is not required for transactions in a third party manager account.  “Third party manager account” means an account where a third party has investment management discretion regarding securities transactions pursuant to a written, executed investment management or advisory agreement addressing the account.  Whether an account is considered a third party manager account rests in the sole discretion of the CCO, based on an assessment of the risks presented by such arrangement.  In seeking approval for a third party manager account, an access person must:

(i)         Provide the CCO with a copy of the executed investment management or advisory agreement;

(ii)         Represent in writing as follows:

•	that the access person shall not use the third party manager account to circumvent the letter or spirit of this Code of Ethics

•
that the access person shall not discuss with the investment manager or adviser any nonpublic information regarding any clients’ actual or contemplated purchases or sales of securities or any of Cornerstone’s nonpublic securities recommendations;

•	that complete third party manager account statements shall be provided to the CCO consistent with the requirements of this Code; and

•	that the access person shall provide whatever cooperation the CCO requests in connection with monitoring and oversight activities related to the account.

(iii)         No access person shall consider an account to be a third party manager account until written approval from the CCO is received.  The CCO reserves the right to cancel approval of a third party manager account at any time for any reason.

d.         Exception 4.  Pre-approval is not required for transactions in the following types of securities:

(i)         Exchange Traded Funds (ETFs);
(ii)        Fixed income securities;
(iii)       Shares of money market funds; and
(iv)       Shares of mutual funds that are not Reportable Funds.

Please note that although pre-approval may not be required, certain of these securities are still required to be reported on your transaction reports and holdings reports as set forth below.

(2)           Pre-Approval of Private Placements.   Access persons must obtain prior approval from the CCO before participating in a Private Placement. The CCO will consult such others as deemed appropriate in evaluating the request. To request prior approval, access persons must provide the CCO with a completed Private Placement Approval Request (see Exhibit D-1).

If the request is approved, the access person must report each trade on the quarterly transaction report and report the holding on the annual holdings report (see Article IV(2) and Article IV(3)).

If the access person is also a member of the investment team and has a material role in the subsequent consideration of securities of the issuer (or one that is affiliated) by any client portfolio after the access person has been permitted to make a Private Placement, the following steps must be taken:

a.         The access person must disclose the Private Placement interest and the fact that securities of the issuer are being considered for a client account to the CCO.

b.         An independent review by the CCO in conjunction with other appropriate parties must be obtained for any subsequent decision to buy any securities of the issuer (or one that is affiliated) for the access person’s assigned client account(s) before buying for the account(s).

(3)  Inside Information.  No trade or order activity may occur in any account if such activity is the result of exposure to material, non-public information, e.g., inside information (see Articles V and VI).

(4)  Blackout Rule.  No access person shall purchase or sell any security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership in any security on the same day a client account is purchasing or selling the same security, except as specifically allowed below.  No access person shall purchase or sell any security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership in any security within a period of seven (7) calendar days before or after any transaction in such security by or on behalf of a client account, except as specifically allowed below.  In the event of such purchase or sale by an access person within the prescribed period, the purchase or sale shall, if practicable, be rescinded or, if rescission shall not be practicable, any profits realized on such purchase or sale shall be forfeited to a charity designated the Adviser.

a.         Market Impact Exceptions.  As a matter of convenience to access persons, the Adviser has created a number of exceptions to the Blackout Rule based on its judgment that certain transactions in Securities also bought or sold in client accounts will be so small so as not to have a market impact and as such cannot result in any market manipulation or fraudulent activity.  Such exceptions are not to be abused and their use must comport with the spirit of this Code.  The Adviser will also take into consideration the materiality of the size of any proposed trade in light of the access person’s total portfolio value.  All such transactions are still subject to the pre-approval requirement.  The following transactions are exempt from the Blackout Rule:

(i)         A transaction in a Large Company Security which is less than 1% of the average daily trading volume of the previous five trading days.

(ii)        Per calendar month, sufficient option contracts to control $100,000 of economic value in the underlying Large Company Security.

b.         Other Exception.  Transactions exempt from reporting by access persons (See Article V(6) of this Code) are not subject to the Blackout Rule.

c.         Hardship Exception.  In the sole discretion of the CCO, based on a written request by the access person, after considering factors such as the CCO deems appropriate, including but not limited to whether the amount or nature of the transaction is likely to affect the price or market for the security, whether the transaction would create the appearance of impropriety, whether an actual conflict exists and the nature of the hardship the access person faces, a Hardship Exception may be granted.  The granting of such exception and the reasons therefore shall be documented by the CCO and maintained consistent with all applicable requirements.

(5)           Futures and Related Options on Securities.  Access persons are prohibited from using futures or related options on a security to evade the restrictions of this Code. Access persons may not use futures or related options transactions with respect to a security if the Code would prohibit taking the same position directly in the security.

ARTICLE IV
REPORTING RULES FOR ACCESS PERSONS

(1)           Initial Holdings Reports.  Each access person must submit to the CCO an initial holdings report, in the form of Exhibit E, of all securities (including Private Placements and Reportable Funds) in which the access person has any direct or indirect beneficial ownership within 10 days of becoming an access person.  The information contained in the report must be current as of a date no more than 45 days before the date the person becomes an access person.  The report must include:

(a)         the title and type of security and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security;

(b)         the name of any broker-dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

(c)         the date the report is submitted.

(2)           Annual Holdings Reports.  Each access person must submit to the CCO an annual holdings report, in the form of Exhibit E, of all securities (including Private Placements and any Reportable Funds) in which the access person has any direct or indirect beneficial ownership.  The access person must submit the report to the CCO no later than February 14 of each year.  The information contained in the report must be current as of a date no more than 45 days before the date the report was submitted.

(3)           Quarterly Transactions Reports.  Each access person must submit to the CCO a quarterly transactions report, in the form of Exhibit F, of all securities (including Private Placements and any Reportable Funds) in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the quarter.  The access person must submit the report to the CCO within 30 days of the end of the calendar quarter.  The report must include:

(a)         the date of the transaction, the title, and as applicable exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each security;

(b)         the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)         the price of the security at which the transaction was effected;

(d)         the name of the broker-dealer or bank with or through which the transaction was effected; and

(e)         the date the report was submitted.

(4)           Substituted Reports.  An access person may satisfy the quarterly transaction reporting requirements by submitting to the CCO broker trade confirmations or account statements that contain all of the required information or arranging or to have such confirmations and account statements sent directly to the CCO.  An access person may satisfy the holdings reporting requirements by submitting to the CCO a broker account statement that contains all of the required information or arranging to have such account statement sent directly to the CCO.  All such substituted reports must be received by the CCO within the required time frames.

(5)           Beneficial Ownership Disclaimer.  In any report submitted to the CCO, an access person may also state that the report shall not be construed as an admission that the access person has any direct or indirect beneficial ownership in the security to which the report relates.

(6)           Summary.  A summary of reporting requirements for various types of investments is set forth in Exhibit C

(7)           Exemptions from Reporting Requirements.  An access person is not required to submit:

(a)         any reports with respect to securities held in accounts over which the access person has no direct or indirect influence or control (unless such account is a third party manager account); and

(b)         any quarterly transaction report with respect to transactions effected pursuant to an automatic dividend reinvestment plan.

(8)           Review of Reports by CCO.  The CCO or his designee will review all personal securities reports to determine compliance with the personal trading restrictions in this Code of Ethics.  The CCO’s personal securities reports shall be submitted to and reviewed by the Chief Executive Officer.

ARTICLE V
POLICY STATEMENT ON
INSIDER TRADING

We seek to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  To further that goal, this Article implements procedures to deter the misuse of material, non-public information in securities transactions.

Accordingly, we forbid any associated person from trading, either personally or on behalf of others (including private accounts managed by Cornerstone), while in possession of material, non-public information or communicating material, non-public information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  This policy applies to every associated person and extends to activities within and outside their duties at Cornerstone.

Trading securities while in possession of material, non-public information or improperly communicating that information to others may expose you to stringent penalties.  Criminal sanctions may include a fine of up to $5,000,000 and/or 20 years imprisonment.  The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry.  Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider”) or to communications of material, non-public information to others.  While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

(1)           trading by an insider, while in possession of material, non-public information;

(2)           trading by a non-insider, while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(3)           communicating material, non-public information to others.

Mutual fund purchases and sales are also subject to the insider trading rules.  To the extent an associated person possesses material, non-public information concerning any of the Reportable Funds, e.g., a significant valuation issue or transaction that is likely to affect a Reportable Fund’s net asset value, trading on the basis of such information is also prohibited.

The elements of insider trading and the penalties for such unlawful conduct are described in Exhibit B attached hereto.  Any associated person who has any question concerning our policy and procedures regarding insider trading should consult with the CCO.

ARTICLE VI
PROCEDURES DESIGNED TO
DETECT AND PREVENT INSIDER TRADING

The following procedures have been established to aid Cornerstone and all associated persons in avoiding insider trading, and to aid Cornerstone in preventing, detecting, and imposing sanctions against insider trading.  Every associated person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  Any questions about these procedures should be directed to the CCO.

(1)           Before trading securities for yourself or others, including client accounts managed by Cornerstone, an associated person should ask himself or herself the following questions:

(a)      Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

(b)      Is the information non-public?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

(2)           If, after consideration of the above, any associated person believes that the information is material and non-public, or if an associated person has questions as to whether the information is material and non-public, he or she should take the following steps:

(a)      Report the information and proposed trade immediately to the CCO.

(b)      Do not purchase or sell the securities either on behalf of yourself or on behalf of others, including any private accounts managed by Cornerstone.

(c)      Do not communicate the information inside or outside Cornerstone, other than to the CCO.

(d)      After the CCO has reviewed the issue, the associated person will be instructed either to continue the prohibitions against trading and communication because the CCO has determined that the information is material and non-public, or he or she will be allowed to trade the security and communicate the information.

(3)           Information in an associated person’s possession that is identified as material and non-public may not be communicated to anyone, including persons within Cornerstone, except as otherwise provided herein.  In addition, care should be taken so that such information is secure.  For example, files containing material, non-public information should be sealed and access to computer files containing material, non-public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

(4)           From time to time, persons associated with the Adviser may have exposure to insider information as the result of a client or family member being in a position or serving in an official capacity with a public company.  This type of control relationship shall require that the associated person disclose the existence and nature of this relationship to the CCO.  When the CCO is informed of this relationship, he shall add the name of the public company to the Restricted List maintained internally and distribute the updated list to all personnel.  Employees are prohibited from engaging in any personal trading activity in any security that is included on the Restricted List.  Exceptions to this policy may be allowed by the CCO.   The CCO is responsible for maintaining the Restricted List.

(5)           If, after consideration of the items set forth above and in Exhibit B, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

ARTICLE VII
RECORDKEEPING

Cornerstone will maintain such books and records relating to this Code of Ethics as are required by Rule 204-2 under the Adviser Act, including but not limited to:

•	All initial and annual holdings reports
•	All quarterly personal trading reports or broker confirmations in lieu thereof
•	A copy of the Code of Ethics currently in effect and any that have been in effect within the past five years
•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation
•	All written acknowledgements of the Code of Ethics for each person who is currently, or within the past five years was, a supervised person
•	A list of persons who are currently, or within the past five years were, access persons

•	All records documenting the annual review of the Code of Ethics
•	All records of any request for pre-approval of investments and the responses thereto
•	Any other record or document created pursuant to the Code of Ethics, including approvals of hardship exceptions and determination of “third party manager” account status.

ARTICLE VIII
SANCTIONS

You are required to promptly report any violation or suspected violation of this Code of Ethics to the CCO.  All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. We do not permit retaliation for good faith reports of ethical violations, and any such retaliation constitutes a violation of this Code.  All supervised persons are expected to cooperate in internal investigations of misconduct.  Upon determination of a violation of this Code of Ethics, we may impose any sanction that we deem appropriate, including, among other sanctions, a letter of censure or suspension or termination of employment of the violator.  In addition, violations may result in referral to civil or criminal authorities when appropriate.

ARTICLE IX
ACKNOWLEDGEMENT AND AMENDMENTS

We will provide each of our supervised persons with a copy of this Code of Ethics and any amendments.  You must complete and sign an acknowledgment form annually stating that you have been provided with and have read a copy of this Code of Ethics.  Such acknowledgement form is attached as Exhibit G.  You are also required to provide a written acknowledgment of your receipt of any amendments.  If you do not understand the guidelines and requirements set forth in this Code, address your questions to the CCO.

CODE OF ETHICS EXHIBIT A-DEFINITIONS

When used in this Code, the following terms have the following meanings:

(1)           “Advisers Act” means the Investment Advisers Act of 1940, as amended.

(2)           “Access person” means:

(a)	any supervised person of Cornerstone:

(i)	who has access to nonpublic information regarding any clients’ purchase or sale of securities, or

(ii)	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(b)	All of our directors, officers and partners are presumed to be access persons.

(3)           “Access person account” means any brokerage account over which an access person has beneficial ownership or exerts trading control.

(4)           “Associated person” means any partner, officer or director of Cornerstone, or any person directly or indirectly controlling or controlled by Cornerstone, including any employee.

(5)           “Beneficial ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended.  In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.  See Exhibit C-1 for more information.

(6)           “CCO” means the person serving as our Chief Compliance Officer.

(7)           “Code” means this Code of Ethics.

(8)           “Excessive or Abusive Trading” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) with a frequency, or otherwise in a manner (including seeking to profit from differences in the timing of valuation of foreign securities held in the fund’s investment portfolio), that is likely to be detrimental to the interests of other shareholders in the fund, regardless of whether such purchases and sales are effected for purposes of market timing or otherwise.

(9)           “Large Company Security” means the security of an issuer with a market capitalization of $2 billion or greater at the time of the transaction.  Cornerstone reserves the right to adjust this definition based on market developments occurring after the effective date of this Code.

(10)         “Late Trading” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) after its net asset value per share has been determined (typically following the 4:00 p.m. close of normal trading on the New York Stock Exchange) at such previously-determined net asset value per share.

(11)         “Market Timing” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) with a view to profiting from short-term movements in the securities markets, regardless of whether such purchases and sales violate the market timing policies of the fund.

(12)         “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.  An indirect pecuniary interest generally includes securities held by members of a person’s immediate family sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships).  See Exhibit C-1.

(13)         “Private Placement” means a securities offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non-U.S. jurisdictions (if you are unsure whether the securities are issued in a private placement, you must consult with the CCO).

(14)         “Reportable Fund” means any mutual fund for which Cornerstone acts as investment adviser or sub-adviser.  Currently, the Reportable Funds are the Keystone Large Cap Growth Fund, Russell Fund Group – US Equity Fund, Russell US Growth Fund, Russell Institutional Funds – Russell Large Cap US Equity Fund, Wilshire Large Cap Growth Fund and Liberty All-Star Equity Fund

(15)         “SEC” means the Securities and Exchange Commission.

(16)         “Security” has the meaning set forth in Section 202(a)(18) of the Advisers Act.  Under this definition, “security” generally includes any note, stock, security future, bond, debenture, evidence of indebtedness, investment contract, any put, call, straddle or option on any security or on any group or index of securities, or any put, call, straddle or option entered into on a national securities exchange relating to foreign currency, or any warrant or right to subscribe to or purchase any security, exchange-traded funds and mutual funds advised by Cornerstone.  For purposes of this Code, the definition of security does not include:  direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; shares of money market funds; shares of mutual funds not advised by Cornerstone or shares of unit investment trusts that are invested exclusively in one or more mutual funds.  See Exhibit C for application of the Code to the various security types and other types of investments.

(17)         “Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Cornerstone, or other person who provides investment advice on behalf of Cornerstone and is subject to the supervision and control of Cornerstone.  If you received a copy of this Code, you are a supervised person.

CODE OF ETHICS EXHIBIT B- INSIDER TRADING

(1)  What are the elements of insider trading?

The purchase or sale of a security of any issuer on the basis of
•	Material
•	Nonpublic
•	Information about that security or the issuer (“MNPI”)
•	In breach of a duty of trust or confidence
•	Owed to the issuer, its shareholders or to any other person who is the source of the information

(2)  Who is an insider?

The concept of “insider” is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.  In addition, Cornerstone may become a temporary insider of a company it advises or for which it performs other services.  According to the United States Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

(3)  What is material information?

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any question about whether information is material to the CCO.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

(4)  What is non-public information?

Information is non-public until it has been effectively disseminated broadly to investors in the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape,” Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.  That information may be publicly available if one knows specifically where to look does not make the information “public” for securities trading purposes unless it is readily available and broadly disseminated.

(5)  When does a duty of trust or confidence exist?

Under SEC Rule 10b5-2, a "duty of trust or confidence" exists in the following circumstances, among others:

•	Whenever a person agrees to maintain information in confidence;

•
Whenever the tipper and tippee have a history, pattern, or practice of sharing confidences, such that the tippee knows or reasonably should know that the tipper expects that the tippee will maintain its confidentiality; or

•	Whenever a person receives or obtains MNPI from his or her spouse, parent, child, or sibling.

The Rule also provides, however, that the tippee may demonstrate that no duty of trust or confidence existed with respect to the information, by establishing that the tippee neither knew nor reasonably should have known that the tipper expected that the tippee would keep the information confidential, because of the parties' history, pattern, or practice of sharing and maintaining confidences, and because there was no agreement or understanding to maintain the confidentiality of the information.

(6)  What are the differing grounds for liability?

The Classical Theory
•	Insiders who owe a duty to the issuer- directors, officers, those who enter into special confidential relationship with company and as a result get access to MNPI because of relationship
•	Includes employees, attorneys, accountants, consultants

Misappropriation
•	Trading based on MNPI that has been misappropriated from someone other than the issuer in breach of duty of loyalty and confidentiality

Tipping
•	“Tippee” (receiver of MNPI) stands in the shoes of tipper if knows or should know that tipper is breaching a duty by tipping/sharing the MNPI

(7)  What are the penalties for insider trading?

Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:  (a) civil injunctions; (b) treble damages; (c) disgorgement of profits; (d) jail sentences; (e) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (f) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition to the foregoing, any violation of Cornerstone’s Policy Statement on Insider Trading contained in Article V of the Code of Ethics can be expected to result in serious sanctions by Cornerstone as set forth in Article VIII of the Code of Ethics, including dismissal of the person(s) involved.

CODE OF ETHICS EXHIBIT C
Investment Types and Pre-Approval and Reporting Requirements

(This list is not all inclusive and may be updated from time to time. Contact the
CCO for additional guidance.)

Security Type	Pre-Approval Required?	Transactions and Holdings Reporting Required?

Mutual Funds which are not Reportable Funds	No	No

Reportable Funds	Yes	Yes

Closed-end funds	Yes	Yes

Exchange-Traded Funds (ETFs)	No	Yes

Equity securities	Yes	Yes

Municipal bond securities	No	Yes

Corporate bond securities	No	Yes

High yield bond securities	No	Yes

U.S. Treasury Securities and other obligations backed by the good faith and credit of the U.S. government	No	No

Debt obligations that are NOT backed by the good faith and credit of the U.S. government (such as Fannie Mae bonds)	No	Yes

Foreign government issued securities	Yes	Yes

Money market instruments, including commercial paper, bankers’ acceptances, certificates of deposit and repurchase agreements, and short-term fixed income securities with a maturity of less than one year
	No	No

Private placements (including real estate limited partnerships or cooperatives)	Yes	Yes

Variable rate demand obligations and municipal floaters	No	No

Options on foreign currency traded on a national securities exchange	No	Yes

Options on foreign currency traded over-the-counter or on futures exchanges	No	No

Commodities and options and futures on commodities	No	No

Forwards contracts other than forwards on securities	No	No

Unit investment trusts which are exclusively invested in one or more open-end funds, none of which are Reportable Funds	No	No

Options on certain security indexes	No	Yes

Options and forwards contracts on securities	Yes	Yes

CODE OF ETHICS EXHIBIT C-1
Beneficial Ownership
The Code states that its provisions apply to accounts beneficially owned by access person, as well as accounts under direct or indirect influence or control of the access person. Essentially, a person is considered to be a beneficial owner of accounts or securities when the person has or shares direct or indirect pecuniary interest in the accounts or securities. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, but is not limited to:

•	Accounts and securities held by immediate family members sharing the same household; and

•	Securities held in trust (certain exceptions may apply).
In addition, an access person may be considered a beneficial owner of an account or securities when the access person can exercise direct or indirect investment control.

Practical Application

•
If an adult child is living with his or her parents:  If the child works for Cornerstone and does not financially support the parents, accounts and securities owned by the parents are not subject to the Code. If, however, one or both parents work for Cornerstone, and the child is supported by the parent(s), the child’s accounts and securities are subject to the Code because the parent(s) is a beneficial owner of the child’s accounts and securities.

•
Co-habitation (domestic partnership): Accounts where the employee is a joint owner, or listed as a beneficiary, are subject to the Code. If the access person contributes to the maintenance of the household and the financial support of the partner, the partner’s accounts and securities are beneficially owned by the employee and are therefore subject to the Code.

•	Co-habitation (roommate): Generally, roommates are presumed to be temporary and have no beneficial interest in one another’s accounts and securities.
•
UGMA/UTMA accounts: If the access person, or such person’s spouse, is the custodian for a minor child, the account is beneficially owned by the access person. If someone other than the access person or spouse is the custodian for the access person’s minor child, the account is not beneficially owned by the access person.

•	Trusts:
	•	If the access person is a beneficiary and does not share investment control with a trustee, the access person is not a beneficial owner until the trust is distributed.
	•	If an access person is a beneficiary and can make investment decisions without consultation with a trustee, the trust is beneficially owned by the access person.
	•	If the access person is a trustee and a beneficiary, the trust is beneficially owned by the access person.
	•	If the access person is a trustee, and a family member is beneficiary, then the account is beneficially owned by the access person.
	•	If the access person is a settlor of a revocable trust, the trust is beneficially owned by the access person.
	•	If the access person’s spouse/domestic partner is trustee and beneficiary, a case-by-case review will be performed to determine applicability of the Code.

•
College age children: If an access person has a child in college and still claims the child as a dependent for tax purposes, the access person is a beneficial owner of the child’s accounts and securities.

•
Powers of attorney: If an access person has been granted power of attorney over an account, the access person is not the beneficial owner of the account until such time as the power of attorney is activated.

CODE OF ETHICS EXHIBIT D

PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS
(Note:  Execution of all approved transactions should be effected no later than the day following the date of request for prior approval.)
Part I:  To be completed by access person seeking pre-approval.

1.	Name of access person:

2.	If different than (1), name of person in whose account the trade will occur:

3.	Relationship of (2) to (1):

4.	Name of issuer/security:

5.	Security type (common, option, bond, etc.):

6.	CUSIP number or ticker symbol:

7.	Maximum number of shares or units to be purchased or sold or amount of bond:

If Market Impact Exception sought:
Size of your transaction ($):
Size of your total investment portfolio($):

8	Check if applicable:	Purchase	Market Order

		Sale	Limit Order	(Limit Order Price: )

9.	Name of broker/dealer to provide duplicate confirmation to Chief Compliance Officer:

10.	Are the securities being acquired in an initial public offering?

11.	Are the securities being acquired in a Private Placement?

If a Private Placement, complete the Private Placement Approval Request Form (EXHIBIT D-1)

12.	In connection with the foregoing transaction, I hereby make the following representations and warranties:

(a)	I do not possess any material nonpublic information regarding the security or the issuer of the security.

(b)
I have read Cornerstone’s Amended and Restated Supervisory Procedures and Compliance Manual, including the Code of Ethics, within the prior 12 months and I believe that the proposed transaction fully complies with the Manual and the Code of Ethics.

Access Person Signature	Date	Print Name

Part II:  To be completed by Chief Compliance Officer.

Approval/Review Decision:   Date:             /           /

1.	Are there any pending or anticipated transactions by any client account involving this security? If yes, complete section 2 below.

2.
Date	Quantity Held	Client	Transaction Type (Buy, Sell, Pending)

3.	Market Impact Exception to Blackout Rule

Issuer:

Market Cap:	- If less than $2 billion, exception not available and must disapprove

Volume previous five trading days:

Average volume:

Size of proposed transaction:	- If greater than 1% of “Average Volume”, exception not available and must disapprove

If option, amount of economic value controlled during calendar month  __________- If greater than $100,000, exception not available and must disapprove

Size of transaction in  light of size of investment portfolio:   __________

The proposed transaction is:  APPROVED  /  DISAPPROVED

Chief Compliance Officer	Date

Comments:

CODE OF ETHICS EXHIBIT D-1:  Private Placement Approval Request

Employee Name:

Employee Position:

Name of Company (Issuer):

Dollar amount of private placement:

Dollar amount of your intended investment:

Does this company have publicly traded securities?    [  ]  Yes    [  ]  No

How were you offered the opportunity to invest in this private placement?

What is the nature of your relationship with the individual or entity offering the opportunity?

 What is the nature of Cornerstone’s relationship, if any, with the individual or entity offering the opportunity?

Was the opportunity offered because of your position with Cornerstone?

Would it appear to the SEC or other parties that you are being offered the opportunity to participate in an exclusive, very limited offering as a way to curry favor with you or your colleagues at Cornerstone?

Are you inclined to invest in the private placement on behalf of the funds/accounts you manage?

[  ]  Yes    [  ]  No

Would any other Cornerstone funds/accounts want to invest in this private placement?

[  ]  Yes    [  ]  No

Will your participation in the private placement prevent or limit Cornerstone clients from participating to the extent the offering is suitable for their accounts?

[  ]  Yes    [  ]  No

Explain:

Date you require an answer:

Attachments:	[ ]	business summary	[ ]	prospectus	[ ]	offering memorandum

Signature of Employee	Date
*************************************************************************************

Compliance Use Only

[  ]  Approved    [  ]  Denied   (Attach additional comments or work papers as necessary)

Name/Signature:	Date:

CODE OF ETHICS EXHIBIT E

INITIAL/ANNUAL HOLDINGS REPORT

Access person holdings report for:
(Name)

The information provided is as of the following date:
(Date)

This report must be submitted to the Chief Compliance Officer no later than 10 days after the filer becomes an access person, and the information must be current as of a date no more than 45 days before the date the filer becomes an access person.  This report must also be submitted annually to the Chief Compliance Officer no later than February 15 of each year, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

I am reporting below all holdings required to be reported for the relevant period pursuant to the Code of Ethics of Cornerstone.

(Date)	(Access Person’s Signature)

HOLDINGS REPORTING

Check if applicable:	(a)	[ ]	I had no reportable holdings for this reporting period.
	(b)	[ ]	All holdings required to be reported have been provided to the Chief Compliance Officer through the attached duplicate account statements that contain all of the required information.
	(c)	[ ]
All holdings required to be reported have been provided to the Chief Compliance Officer through the attached duplicate account statements that contain all of the required information and the information set forth below.

	(d)	[ ]	The reporting of any holdings below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the subject security.

HOLDINGS

Title and Type of Security	Ticker/ CUSIP	Number of Securities	Principal Amount of Securities	Broker Name

(Attach additional sheets if necessary.)

CODE OF ETHICS EXHIBIT F
QUARTERLY TRANSACTIONS REPORT

Access person quarterly transactions report for:
(Name)

For the calendar quarter ended:
(Date)

This report must be submitted to the Chief Compliance Officer no later than 30 days after the end of the calendar quarter.  This report must cover all reportable securities transactions during the quarter.

I am reporting below all transactions required to be reported for the quarter pursuant to the Code of Ethics of Cornerstone.

(Date)	(Access Person’s Signature)

TRANSACTION REPORTING

Check if applicable:	(a)	[ ]	I had no reportable transactions during this reporting period.
	(b)	[ ]
All transactions required to be reported have been provided to the Chief Compliance Officer through duplicate confirmations or account statements that contain all of the required information or are additionally indicated below.

	(c)	[ ]
All transactions required to be reported have been provided to the Chief Compliance Officer through duplicate confirmations or account statements that contain all of the required information or are additionally indicated below in the information set forth ON THE FOLLOWING TRANSACTIONS REPORT.

	(d)	[ ]	The reporting of any transaction below shall not be construed as an admission that I have any direct or indirect beneficial ownership in the subject security.

TRANSACTIONS REPORT

Date	Title of Security	Ticker/ CUSIP	Interest Rate/ Maturity Date	Number of Securities	Principal Amount of Securities	Purchase/ Sale/Other	Price	Broker Name

CODE OF ETHICS EXHIBIT G

CORNERSTONE CAPITAL MANAGEMENT, INC.
ACKNOWLEDGMENT OF CODE OF ETHICS

Please indicate below whether this is an initial acknowledgement upon employment, an annual acknowledgement, or an acknowledgement of an amended Code of Ethics.

____ Initial	____ Annual	____ Amended

You must review the Code of Ethics before completing this Acknowledgment.   Terms defined in the Code of Ethics have the same meanings in this Acknowledgment.  You must give this Acknowledgment directly to the Chief Compliance Officer.

I REPRESENT AND CERTIFY THAT I HAVE READ AND UNDERSTAND THE CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO THE CODE.  IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE, INCLUDING ITS PROVISIONS CONCERNING THE APPROVAL AND REPORTING OF PERSONAL SECURITIES TRANSACTIONS, DURING THE PRECEDING YEAR.

Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance Officer.

Name of Supervised Person

Dated:
Signature of Supervised Person